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Exhibit 23.3

[PRICEWATERHOUSECOOPERS LETTERHEADING]

Consent of Independent Accountants

        We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 and the related prospectus of Bookham Technology plc of our report dated March 17, 2003, relating to the financial statements of Bookham Technology plc, which appears in the Annual Report on Form 20-F for the year ended December 31, 2002, and of the reference to our firm under the caption "Selected Consolidated Financial Data". We also consent to the reference to us under the heading "Experts" which appears in the prospectus.

/s/ PRICEWATERHOUSECOOPERS
PricewaterhouseCoopers
West London, England
May 28, 2003

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Consent of Independent Accountants